Exhibit 99.2

Dear Richardson Team,

I am very excited to announce that last night we signed a Definitive Agreement to sell RFPD to Arrow Electronics, Inc. This is an amazing opportunity for the RFPD team and provides an excellent return on our investment in RFPD. This transaction ensures that RFPD will be aligned with an organization that is well positioned to accelerate its growth and enable it to gain market share in the RF, wireless and power conversion markets.

RFPD will be a separate operating unit of Arrow Electronics, Inc. so it can continue its successful practice of bringing focus and high value to both suppliers and customers. Its headquarters will remain in LaFox, Illinois. EDG and Canvys will remain divisions of Richardson Electronics, Ltd. which will continue to be a publicly traded company.

The transaction is subject to approval by Richardson Electronics’ shareholders as well as customary regulatory approvals. Our target date for closing is early 2011.

There are many details to be worked out prior to close. Our decisions will be based on the need to keep the operations of both businesses running as efficiently as ever while providing a seamless transition to our customers and suppliers. It is “business as usual” until further notice. Arrow should still be treated as a competitor, and all customer and supplier information will and must be kept separate and confidential until the closing of the transaction.

As significant business decisions are made, we will keep you informed. We will be establishing a dedicated link on the Richardson Intranet site entitled “Transition Times” to communicate updates as they become available. We know you will have many questions in the weeks ahead. Please submit them to your supervisor and we will do our best to get you answers as quickly as possible.

I am very proud of Greg Peloquin and the entire RFPD team, and I remain confident about the future of Richardson Electronics. Thank you in advance for your commitment to the continued success of RFPD, Canvys and EDG.

All the best,

Edward J. Richardson

Chairman of the Board and CEO

Richardson Electronics, Ltd.

Additional Information

In connection with the proposed Transaction, the Company will be filing a proxy statement with the SEC. The final proxy statement will be mailed to stockholders of the Company. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Stockholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Free copies of the Company’s filings also may be obtained by directing a request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary.

Proxy Solicitation

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed Transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available. Additional information concerning the directors and executive officers is set forth in the Company’s proxy statements and annual reports on Form 10-K (including any amendments thereto) previously filed with the SEC.